Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record

2014 Fourth Quarter Net Revenue and Net Income

FAIRPORT HARBOR, Ohio – February 26, 2015 – OurPet's Company (OTCQX:OPCO www.ourpets.com), a leading proprietary pet supply company, today reported net revenue increased 9% to a record $6,594,870 for the three months ended December 31, 2014 versus the same period in the prior year. Net income increased by 9% to a quarterly record $409,341 from $375,355 for the fourth quarter 2013. Net income per diluted share was $0.02 for both periods.

Dr. Steven Tsengas commented, “Our solid results for the final three months of 2014 were achieved in a difficult operating environment, especially for the retail sector, and represent the Company’s strongest quarterly performance of the year. The top-line growth particularly benefited from further market penetration in the E-Commerce and Food/Drug/Mass retail channels as we continue to implement our dual-brand strategy. Following the re-launch of our SmartScoop® automatic litter box product in the first quarter of 2014, we continue to gain strong market acceptance for this product which contributed to a sales increase of 35% in the waste and odor category compared to the 2013 fourth quarter. Sales in the Company’s core business of cat toys and dog bowls continue to increase and are benefiting from our growing product lines.”

Dr. Tsengas added, “We are off to a solid start in the first two months of 2015 as a result of increased momentum across our business portfolio. There are several exciting sales channel opportunities we are pursuing in addition to last week’s announcement regarding plans to acquire certain assets of Molor Products Company that complement our product lines. The Company’s product pipeline continues to emphasize multiple forms of innovation and some of these products will be displayed at the upcoming Global Pet Expo early next month in Orlando, Florida. Following a year of sluggish performance, we are solidly positioned to accelerate our sales and profitability in 2015.”

2014 Fourth Quarter Results

Net revenue was $6,594,870 for the 2014 fourth quarter versus $6,027,389 for the same period a year ago with increased sales in all product categories. E-Commerce sales increased 20% while Pet Specialty sales increased 8% and sales in the Food/Drug/Mass retail channel increased 9% over the same period a year ago. Sales of dog products increased 18% over the same period last year led by increased sales of hybrid stainless steel bowls and sales of cat products increased 6% over 2013 fourth quarter.

Gross profit was $2,097,861 for the 2014 fourth quarter versus $1,966,007 for the same period last year. The 7% improvement compared to the 2013 fourth quarter was due to increased sales and higher selling prices, partially offset by increased costs of components and increased allowances for excess and slow moving inventory. Gross profit margin for the 2014 fourth quarter was 31.8%, the highest quarterly gross profit margin in 2014, compared to 32.6% for the same period a year ago.

Selling, general & administrative (SG&A) expenses increased to $1,482,299 for the 2014 fourth quarter from $1,394,321 last year. A majority of this increase was related to customer specific selling expenses as well as approximately $34,000 in stock option expenses.

Income from operations increased to $615,562 for the 2014 fourth quarter from $571,686 a year ago. The $131,854 year-over-year increase in gross profit was partially offset by increased SG&A expenses of $87,978 compared to the 2013 fourth quarter.

Income before taxes decreased to $575,625 for the 2014 fourth quarter from $625,089 for the same period in 2013 due to $88,000 of income in the 2013 fourth quarter related to favorable patent litigation and insurance settlements.

Income tax expense for the 2014 fourth quarter was $166,284 versus $249,734 a year ago. The decrease was principally due to lower pre-tax income and adjustments to previous estimates of tax owed.

Net income was $409,341 for the 2014 fourth quarter compared to $375,355 for the same period last year. Net income per diluted share was $0.02 for the 2014 and 2013 fourth quarter.

EBITDA was $766,337 for the 2014 fourth quarter compared to $813,237 a year ago primarily due to lower tax expense versus the same period in 2013. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

Full-Year 2014 Results

Net revenue increased to $22,770,562 for the twelve months ended December 31, 2014, from $21,554,106 for the prior year. The 6% increase in 2014 net revenue was attributable to sales increases of 8% and the new Pet Zone brand launch in the Food/Drug/Mass retail channel and 19% in the E-Commerce channel. Sales of cat products increased approximately 8% compared to 2013 led by increases in catnip consumables and catnip toys/accessories while sales of dog products increased 4% over 2013 principally due to increased sales of hybrid stainless steel bowls. International sales grew approximately 5% for the full-year 2014 compared to 2013.

Gross profit increased to $6,810,959 for 2014 compared to $6,678,607 the prior year. The year-over-year increase of $132,352 was principally due to higher sales partially offset by cost of goods sold. Gross profit margin decreased to 29.9% for 2014 from 31.0% a year ago. The decrease in gross profit margin was principally due to higher costs of components, which is currently being addressed through increased selling prices and product mix.

SG&A expenses were $5,608,934 for 2014 versus $4,960,802 a year ago. The $648,132 increase was attributable to product investments related to the launch of the company’s dual-brand strategy, business and product development, e-commerce initiatives and targeted marketing and sales plans to increase penetration in key sales channels within domestic and international markets.

Income from operations decreased to $1,202,025 for the twelve months ended December 31, 2014, from $1,717,805 for the same period last year due to higher SG&A expenses including increases in customer allowances, payroll and marketing costs.

Income before taxes was $1,142,282 for the full-year 2014 versus $1,731,888 in 2013. The year-over-year increase in gross profit was offset by higher SG&A expenses and lower other income compared to the full-year 2013.

Income tax expense decreased to $373,007 for 2014 from $660,893 the prior year primarily due to lower pre-tax income.

Net income was $769,275 for 2014 compared to $1,070,995 for 2013. Net income per diluted share was $0.04 for the twelve months ended December 31, 2014, versus $.06 per share a year ago.

EBITDA was $1,919,993 for the twelve months ended December 31, 2014, versus $2,517,063 for 2013 due to lower net income and lower tax expense versus 2013. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Thursday, February 26, 2015, at 4:30 pm. Eastern Time (ET).  Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session.  To participate in the conference call, individuals should dial (877) 485-3107.  Phone lines will open at 4:20 p.m. ET.  A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's websites include www.ourpets.com and www.petzonebrand.com. Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-1900

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2014 2013		2014 2013

Net revenue	$22,770,562	$21,554,106	$6,594,870	$6,027,389
Cost of goods sold	15,959,603	14,875,499	4,497,009	4,061,382
Gross profit on sales	6,810,959	6,678,607	2,097,861	1,966,007

Selling, general and administrative expenses	5,608,934	4,960,802	1,482,299	1,394,321

Income from operations	1,202,025	1,717,805	615,562	571,686

Other (income) and expense, net	(67,028)	(174,655)	10,685	(87,997)
Interest expense	126,771	160,572	29,252	34,594
Income before taxes	1,142,282	1,731,888	575,625	625,089

Income tax expense	373,007	660,893	166,284	249,734
Net Income	$769,275	$1,070,995	$409,341	$375,355

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.04	$0.06	$0.02	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,046,577	16,149,942	17,527,282	16,524,706

Weighted average number of common and
equivalent shares outstanding used to calculate
diluted earnings per share	18,159,204	18,256,177	19,856,402	18,951,857

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
ASSETS
Cash and equivalents	$192,448	$57,975
Receivables, net	3,116,448	2,811,139
Inventories, net	6,894,115	5,876,724
Prepaid expenses	478,593	397,268
Total current assets	10,681,604	9,143,106

LONG TERM ASSETS
Property and equipment, net	1,769,548	1,891,209
Amortizable Intangible Assets, net	384,063	370,850
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,700,125	2,808,573

Total assets	$13,381,729	$11,951,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$-	$100,000
Current maturities of long-term debt	601,632	397,575
Accounts payable	1,489,982	1,169,925
Accrued taxes payable	-	161,637
Other Accrued expenses	565,491	699,373
Total current liabilities	2,657,105	2,528,510

LONG TERM LIABILITIES
Long-term debt - less current portion above	119,780	721,389
Revolving line of credit	2,862,032	1,833,032
Deferred income taxes	281,651	245,775
Total long term liabilities	3,263,463	2,800,196

Total liabilities	5,920,568	5,328,706

Stockholders' Equity	7,461,161	6,622,973

Total liabilities and stockholders' equity	$13,381,729	$11,951,679

OURPET’S COMPANY

EBITDA	Q4'14	Q4'13	Year 2014	Year 2013

Net Income	$409,341	$375,355	$769,275	$1,070,995
Interest	$29,252	$34,594	$126,771	$160,572
Tax Expense	$166,284	$249,734	$373,007	$660,893
Depreciation	$140,598	$138,205	$571,587	$571,682
Amortization	$20,862	$15,349	$79,353	$52,921
Total EBITDA	$766,337	$813,237	$1,919,993	$2,517,063

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.